STANDARD NON-EXCLUSIVE LICENSE AGREEMENT

TABLE OF CONTENTS

Section 1	Definitions

Section 2	Grant

Section 3	Due Diligence

Section 4	Payments

Section 5	Certain Warranties and Disclaimers of UFRF

Section 6	Record keeping

Section 7	Patent Prosecution

Section 8	Infringement and Invalidity

Section 9	Term and Termination

Section 10	Assignability

Section 11	Dispute Resolution Procedures

Section 12	Product Liability: Conduct of Business

Section 13	Use of Names

Section 14	Miscellaneous

Section 15	Notices

Section 16	Contract Formation and Authority

Section 17	United States Government Interests

Section 18	Confidentiality

Appendix A - Development Plan

Appendix B - Development Report

Appendix C - UFRF Royalty Report

This Agreement is made effective the 31st day of May, 2007, (the "Effective Date") by and between the University of Florida Research Foundation, Inc. (hereinafter called "UFRF"), a nonstock, nonprofit Florida corporation, and Lantis Laser, Inc. (hereinafter called "Licensee"), a corporation organized and existing under the law of New Jersey;

WHEREAS, UFRF owns certain inventions that are described in the "Licensed Patents" defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1 Definitions

1.1 "Licensed Patents" shall refer to and mean all of the following UFRF intellectual property:

1.1.1 the United States patent(s)/patent application(s) entitled " Vertical Displacement Device," issued in the United States Patent Office on 9/6/2005, and assigned Registration Number/Serial Number 6,940,630, and all United States patents and foreign patents and patent applications based on this U S application;

1.1.2 United States and foreign patents issued from the applications listed in 1.1.1 above and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described in USSN 6,940,630 and are dominated by the claims of the existing PATENT RIGHTS, patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by the University of Florida.

"Licensed Product" and "Licensed Process" shall mean:

1.2.1 In the case of a Licensed Product, that portion of the Licensee's product or part thereof developed by or on behalf of Licensee that:

(a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in the Licensed Territory in which any product is made, used or sold; or

(b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold.

1.2.2 In the case of a Licensed Process, any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced.

"Net Sales" shall mean the total dollar amount invoiced on sales of Licensed Product and/or Licensed Processes by licensee, sublicensee or affiliates.

The term "Affiliate" shall mean: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee or (c)any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer, or employee is also an officer, or employee of Licensee or any person who is an officer, or employee of Licensee.

"Development Plan" shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Appendix A.

"Development Report" shall mean a written account of Licensee's progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.7 "Licensed Field" shall be limited to the field of Human and Animal Dentistry

1.8 "Licensed Territory" shall be limited to United States.

Section 2 Grant

2.1 License.

UFRF hereby grants to Licensee a non-exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Licensed Products and/or Licensed Processes. UFRF reserves to itself and the University of Florida the right to make, have made, use, sell, offer for sale, develop and import Licensed Products and/or Licensed Processes solely for their internal: research, clinical (including, but not limited to patient care at Shands Teaching Hospital and University of Florida patient care facilities), and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida the right to use materials that might be covered under Licensed Patents solely for their internal research purposes and to meet all applicable governmental requirements governing the ability to transfer materials.

2.2 Sub License

Company will not have the right to sublicense the Licensed Product exclusively or as a stand- alone Product but may sub-license its own Product in terms of its master license agreements, which may incorporate the Licensed Product.

Section 3 Due Diligence

3.1.1 Licensee agrees to actively and diligently pursue a Development Plan(See Appendix A) to evaluate the invention and claims of the Licensed Patent and warrants that: it has, or will obtain from the University of Florida the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the Development Plan (see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field; and until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B).

3.1.2 Licensee agrees that the first expected commercial sale of products to the retail customer shall occur on or before June 8,2009-or UFRF shall have the right to terminate the Agreement pursuant to Section 9.3 hereto. Section 4 Payments

4.1 License Issue Fee.

Licensee agrees to pay to UFRF a license issue fee of $1,000.00 within thirty (30) days of the Execution Date of this Agreement.

4.2 Patent Cost.

Current Patent Expenses for the US application of the Licensed Patents is approximately $8,000 as of 3/12/2007. Company Agrees to pay $2,000.00, six months from the Execution Date of this Agreement.

4.3 Running Royalty.

In addition to the Section 4.1 license issue fee, Licensee agrees to pay to UFRF earned royalties, a royalty which shall remain fixed while this Agreement is in effect and shall be equal to $5.00 per unit of the Licensed Product it sells in the Licensed Territory in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold, delivered and paid for, or the date an invoice is sent by Licensee and accepted by customer.

Other Payments.

4.3.1 Licensee agrees to pay UFRF a minimum annual Royalty payment of 10% of forecasted Royalty payment due on sales of Licensed Product sold within the Licensed Territory or the minimum payment, whichever is greater, as follows:

Minimum Payment Year

$ -0-	2007

$ 180.00	2008 (6 months of possible sales)

$ 630.00	2009 (First Commercial Sales Year)

$ 1.485.00	2010

$ 3,240.00	2011

Forecasted Royalty minimum payment shall be reviewed every two(2) years and adjusted to reflect changes in product and/or marketing plans to more closely reflect actual sales.

Any Minimum Royalty paid in a Fiscal year will be credited against the earned royalties for that Fiscal year. The Minimum Royalty for a given year shall be due in advance and shall be paid on the Anniversary Date of the established first commercial product sales date. It is understood that the minimum royalties will be applied to earned royalties on a fiscal year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent fiscal year shall have no effect on the annual Minimum Royalty due UFRF for other than the same fiscal year in which the royalties were earned.

4.4 Accounting for Payments.

4.4.1 Amounts owing to UFRF under Section 4.3 shall be paid on an annual basis after the amount of minimum royalties paid is exceeded, with such amounts due and received by UFRF on or before the fifteenth business day following the end of the fiscal year in which such amounts were earned. The balance of any amounts owing to UFRF pursuant to this agreement which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4.4.1, Section 6.2 or any other applicable section of this Agreement.

4.4.2 Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

University of Florida Research Foundation, Inc.
223 Grinter Hall
PO Box 115500
Gainesville, Florida 32611-5500
Attention: Business Manager

All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation -Value of Foreign Currencies on the day preceding the payment.

4.4.3 A certified full accounting statement showing how any amounts payable to UFRF under Section 4.3 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of minimum royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

(a) UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes: assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement

Section 5 Certain Warranties and Disclaimers of UFRF

5.1 UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

5.1.1 a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.1.2 a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3 an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4 an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.1.5 a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee which are outside of the Field and Territory of the Licensee.

5.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN TMS AGREEMENT, UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 6 Record keeping

6.1 Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee's accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than three years after they are created, both during and after the term of this Agreement.

6.2 Licensee shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, and/or review those books and records that are directly related to this agreement at a location specified by Licensee to verify the accuracy of Licensee's accounting. Such review may be performed once per year by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF who are acceptable to Licensee, upon reasonable notice and during regular business hours to be completed within a reasonable time frame. If a deficiency with regard to any payment hereunder is determined and agreed to by both parties, Licensee shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.4.1. If a royalty payment deficiency for a calendar year exceeds twenty five percent (25%) of the royalties paid for that year, then Licensee shall be responsible for paying UFRF's out-of-pocket expenses incurred with respect to such review.

6.3 At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit once per year. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.4.1 with the submission of the self-audit report to UFRF.

Section 7 Patent Prosecution

7.1 UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2 Licensee shall be responsible for and pay 25% of future patent maintenance costs and expenses incurred by UFRF for the Licensed Patents subsequent to and separate of those expenses cited in section 4.2 within thirty (30) days of receipt of an invoice with documentation from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the "small entity" status of Licensee with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status: within thirty days of any such change.

Section 8 Infringement and Invalidity

8.1 Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

8.2 During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee.

8.3 If within six (6) months after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then. and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not unreasonably be withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

8.4 In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any expenses and Legal fees of Licensee relating to the litigation, and next toward reimbursement of Licensee's direct or indirect cost resulting from infringement of the Licensed Patents then toward reimbursement of UFRF's unreimbursed legal fees, and expenses relating to the litigation. The balance remaining from any such recovery shall belong solely to Licensee. In the event that UFRF shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any expenses and legal fees of UFRF relating to the litigation, and next toward reimbursement of UFRF direct or indirect cost resulting from infringement of the Licensed Patents then toward reimbursement of Licensee's unreimbursed legal fees, and expenses relating to the litigation. The balance remaining from any such recovery shall belong solely to UFRF.

8.5 In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other pm hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.6 In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.7 In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of competent jurisdiction.

Section 9 Term and Termination

9.1 The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4.2, once begun, ceases for more than five (5) calendar quarters.

9.2 Licensee may terminate this Agreement at any time by giving at least sixty(60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3 UFRF may terminate this Agreement by giving Licensee at least sixty (60) days written notice if the date of first commercial sale does not occur on or before the date specified in Section 3.1.2.

9.4 Licensee may terminate this Agreement and be relieved of all future payment requirements if any of the Development Plan Milestone Tasks (indicated in Appendix A) are not meet by UF. Due to the fact that most of the work is conducted by students, the delivery date may be delayed for one or two weeks if a final exam occurs or if the student working on this project will present their papers of their research at conferences. Company may extend the established due dates of any payments if the Development Plan project is delayed by the University for any reason.

9.5 If Licensee at any time defaults in the timely payment of any monies due to UFRF or the timely submission to UFRF of any Development Report, fails to actively pursue the Development Plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within sixty (60) days after written notice thereof by UFRF, UFRF may, at its option, immediately terminate this Agreement by giving notice of termination to Licensee.

9.6 UFRF may immediately terminate this Agreement upon the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due .

9.7 If Licensee shall cease to carry on its business pertaining to Licensed Patents for more than eighteen (18) months, this Agreement shall terminate upon thirty (30) days notice by UFRF.

9.8 Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

Section 10

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF which consent shall not be unreasonably withheld.

Section 11 Dispute Resolution Procedures

11.1 Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.

11.1.1 When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2 If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3 Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the "Neutral Advisor") to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4 Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:

(a) The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b) The parties shall meet with the Neutral Advisor at a location determined by the Neutral Advisor, on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.

11.1.5 The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6 Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.

11.2 Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may he included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

11.3 Survival.

The provisions of this Section shall survive termination of this Agreement.

Section 12 Product Liability; Conduct of Business

12.1 Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF's enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right, at its own expense, to retain counsel of its own to defend UFRF's, the Florida Board of Governors', the University of Florida Board of Trustees', the University of Florida's, and the inventor's interests.

12.2 Licensee warrants that it now maintains and will continue to maintain Product liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Upon first commercial sale of Licensed Product after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 13 Use of Names

Licensee shall not use the names of UFRF, or of the University of Florida, nor of any of either institution's employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any promotional, advertising or marketing materials or any other similar form of publicity, or to suggest any endorsement by the such entities or individuals, without the prior written approval of UFRF, such approval shall not be unreasonably withheld, in each case.

UFRF and the University of Florida shall not use the names of Licensee or any of its employee's, agents, affiliates, owners, officers, directors or other persons associated with Licensee in any technical, administrative, promotional, advertising or marketing materials or any other similar form of public document, or to suggest any affiliation by such entities or individuals: with UFRF or the University without the prior written approval of Licensee, such approval shall not be unreasonably withheld, in each case.

Section 14 Miscellaneous

14.1 The parties hereto are independent contractors and not joint venturers or partners.

14.2 Licensee shall insure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.3 This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.4 Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.5 Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.6 Licensee is responsible for any and all wire/bank fees associated with dl payments due to UFRF pursuant to this agreement.

14.7 Survival.

The provisions of this Section shall survive termination of this Agreement. Upon termination of the Agreement for any reason, the following sections of the License Agreement will remain in force as non-cancelable obligations:

Section 6	Record Keeping

Section 9	Requirement to pay royalties on sale of Licensed Products made, and in process, at time of License Agreement termination

Section 12	Product Liability; Conduct of Business

Section 13	Use of Names

Section 18	Confidentiality

Section 15	Notices

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below, or the second day following the day on which the notice has been delivered prepaid to a national air courier service, or five (5) business days following deposit in the U.S. mail if sent certified mail,

15.1 If to the University of Florida Research Foundation, Inc.:

President
University of Florida Research Foundation, Inc.
223 Grinter Hall
University of Florida
Post Office Box 115500
Gainesville, FL 3261 1-5500
Facsimile Number: 352-846-0491

with a copy to:
Office of Technology Licensing
Attn: Director
308 Walker Hall
University of Florida
Post Office Box 115500
Gainesville, Florida 3261 1-5500
Facsimile Number: 352-392-6600

15.2 If to Licensee:

Lantis Laser, Inc.
Attn.: President
11 Stonebridge Ct.
Denville, NJ 07834
Facsimile Number: 6 19-789-0454

with a copy to:
Lantis Laser, Inc.
Attn: Business Group
3967 Park Ave.
Fairfield, CT 06825

And:
Lantis Laser, Inc.
Attn: VP, Research & Development
8100 Park Blvd.
Pinellas Park, FL 33708

Section 16 Contract Formation and Authority

The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee shall not serve as a memorandum or other writing evidencing an agreement between the parties. This Agreement shall automatically terminate and be of no further force and effect, without the requirement of any notice from UFRF to Licensee, if UFRF does not receive the License Issue Fee pursuant to this Agreement, as applicable, according to the terms and conditions stipulated.

16.1 UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.2 Force Majuere.

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party's reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities. epidemics, war. embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.

Section 17 United States Government Interests

17.1 It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, Grant No. n/a, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2 Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

Section 18 Confidentiality

18.1 Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as "Confidential Information") in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, Sublicensees or agents.

The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to he disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure: or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party's information as demonstrated by written record. Each party's obligations under this section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

/s/	Date: 5/18/2007

LANTIS LASER, INC.

/s/	Date: 6/1/2007

Appendix A

Development Plan

Reference Documents:

Patent #6940630-A Micromachined Mechanism With Large Actuation Displacement And Its Applications

Lantis, "Product and/or Technology Development Agreement", of 3/8/2007. (Includes: MEMS Micromirror Development for Noninvasive Dental OCT Imaging Probes Project Plan)

Development Plan from Dr. Huikai Xie.

The following outline provides the foundation for work to be carried out to facilitate the successful completion of the full project. This outline does not intend to depict the full effort required to carry out all project objectives but rather is presented to address those generalized major project phases that are known.

1)Phase I Week 1-5; (To start concurrently with the Effective Date of the Agreement)

A) Task 1. Project Design-System consideration, finalization of specifications

i) Project Documentation and Procedure Requirements Definitions

ii) Document the Mechanical Specifications of the MEMS Micromirror and Base Mount

iii) Outline all optical path components in the Imaging Probe and define the interaction and specifications of those components as related to the MEMS Micromirror.

iv) Define and Document the control and operating electrical specifications of the MEMS Micromirror

v) Outline the Electronics control circuit requirements

vi) Outline the control software specifications

vii) Define the Characterization-Performance Testing Specifications

(a) Document the test process and metrics used for performance testing.

viii) Acceptance Criteria Test

(a) Develop and Document the Acceptance Test criteria worksheet.

(b) Submit worksheet for review.

ix) UF to analyze the project and generate a Risk Assessment document and submit to Lantis. Included should be any information that might affect or alter the outcome of this project or prevent the successful completion of this project on time and on budget. All project risk should be specifically identified in the Risk Assessment document.

B) Task 2, Develop and Test Electronic Drive Circuit design using existing sample micromirrors

i) UF will carry out the development and fabrication of an electronic drive circuit design capable of controlling the MEMS micromirrors. A full software interface to control the drive circuit from a standard PC computer will be developed in week 9. UF may use existing mirrors for testing in this phase.

ii) Demonstration of electronic control circuit and MEMS Micromirror function to Lantis at UF facility.

iii) Project <Hold> point;

(a) Review meeting with all project personnel to determine Project Status.

2) Phase II Week 6-15

A) Task 3. Micromirror Design and Layout; design and submit layout for photomasks

i) Refinement of Electronics Control circuit as necessary,

(a) Submission of revised Electronic circuit designs for review by Lantis

ii) Development of Control software,

B) Task 4, First Batch, Photomask development

C) Task 5. First batch, Wafer fabrication

i) Creation of First run of wafers from Photomask,

ii) QC Testing of wafers to verify compliance with design specifications

D) Task 6. First Batch Performance Characterization, drive circuit testing

i) UF will assemble MEMS Micromirrors with Lantis mounting bases for testing.

ii) Testing will be carried out according to established test procedures and performance metrics will be documented at UF facility

iii) Review of testing performance data will be carried out,

iv) Project <Hold> point;

(a) Review meeting with all project personnel to determine Project Status

3) Phase III Week 16-26

A) Task 7: Re-design for Second batch fabrication, (as needed)

i) Second Batch Photomask development

ii) Second Batch, Wafer fabrication

(a) Creation of 2nd run of wafers from 2nd set of Photomask,

(b) QC Testing of 2nd batch wafers to verify compliance with design specifications

B) Task 8: Second batch fabrication and Performance Characterization of 2nd batch devices and packaging

i) UF will assemble 2nd Batch MEMS Micromirrors with Lantis mounting bases for testing,

ii) Testing will be carried out according to established test procedures and performance metrics will be documented at UF facility

iii) Review of testing performance data will be carried out,

iv) Final Presentation of MEMS Micromirrors devices to Lantis at UF facility.

v) Delivery of Product to Lantis Laser

(a) MEMS Micromirror assemblies

(b) Final Project documentation

(i) Manufacturing Specifications

(ii) Mechanical Specifications

(iii) Electrical Specifications

(iv) Electronic Specifications

(v) Environmental Specifications

(vi) Software Specifications

(vii)Lessons Learned Report

vi) Final Project Review Meeting with all project personnel to review Project Performance; (All project personnel required to attend.)

(a) Reading of Lessons Learned report

(b) 3rd generation design guidance report from UF

Deliverables

The project deliverables include:

1D micromirrors mounted on probe bases, functioning with control electronics

2D micromirrors mounted on probe bases, functioning with control electronics

Electronic Drive circuits and design documentation,

Misc. design files and Photomask as may be developed during the project,

Software control application and documentation,

Project Reports and final Documentation from each Phase of project

Project Management

A weekly written project report will be provided. A project status meeting shall be held at a minimum of once a month for the duration of the project and or as required by the defined work scope.

Budget Justification

One 0.5FTE RA will be supported with a stipend of $1,50O/month. Two OPS students will be hired at a pay rate of $500/month. PI will contribute 3% of his time for this project. The MEMS fabrication cost is $5,000. UF Overhead (46.5%): The current negotiated federal overhead rate is 46.5% of direct costs less equipment and tuition.

To conduct this research, Lantis will provide eight SOI wafers, purchase electronics components and pay for photomasks and machining cost.

Project Payment Schedule

Phase I, Weeks I -5 $4,367.70 (Payment due at start of Phase)

Phase II, Weeks 6-15 $13,397.88 (Payment due at start of Phase]

Phase Ill, Weeks 16 -26 $14,471.42 (Payment due at start of Phase)

Final Payment, $3000.00 (End of week 26)

Terms of Payment:

Payment(s) for Service Work will be made by check. Checks will be mailed not more than 30 calendar days after the later of (i) receipt of a proper invoice(s) by Lantis Laser, Inc. or (ii) acceptance by Lantis of the work required by the contract at Lantis location . Separate invoice(s) must be submitted in duplicate for each payment.

Neither payment nor acceptance by Lantis for the limited purpose described in this clause shall constitute a waiver of any rights under the contract or at law, including rights under Warranty.

For the purposes of this provision only, the following shall apply:

1) "Proper invoice" shall mean a numbered and dated invoice, containing the Lantis contract number and itemized by Schedule Work Items as detailed in the contract, together with any documentation required to be submitted therewith by any other provision of the contract.

2) "Acceptance" shall mean receipt by Lantis of the work, material, or equipment meeting the contract requirements and acknowledgment by a authorized representative of Lantis that such contract specifications have been met. Solely for the purposes of establishing a payment date, such acceptance and acknowledgment shall be deemed to be the seventh day after the date on which the work, material, or equipment is actually delivered at the F.O.B. point or other point as may be specified in the contract, or unless Lantis actually accepted such work, material, or equipment before such seventh day, or unless a later acceptance period is specifically provided for elsewhere in the contract; provided, however, such acceptance may be revoked at any time by Lantis upon the discovery of a latent defect in design, material, or workmanship, or a latent nonconformity of the work, material, or equipment to the contract requirements.

Delivery:

Time is of the essence of the contract, and Lantis requires definite delivery promises. Solely for the purposes of establishing a delivery date, delivery shall be deemed established when such work, material, or equipment is received, and receipt is acknowledged by an authorized Lantis representative at the F.O.B. point or other point as may be specified in the contract.